CHEVRONTEXACO CORPORATION
Public & Government Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevrontexaco.com                                               Exhibit 99.1


NEWS FROM                                               CHEVRONTEXACO

FOR RELEASE AT 5:30 AM
MAY 2, 2003
----------------------


   CHEVRONTEXACO REPORTS FIRST QUARTER NET INCOME OF $1.9 BILLION

   - RESULTS INCLUDE $196 MILLION CHARGE RELATED TO THE ADOPTION OF NEW ACCOUNTING STANDARDS

   - UPSTREAM INCOME BEFORE ACCOUNTING CHANGE UP 73 PERCENT ON HIGHER CRUDE OIL AND NATURAL GAS PRICES

   - DOWNSTREAM PROFITS OF $315 MILLION REBOUND FROM A $61 MILLION YEAR-AGO LOSS ON HIGHER MARGINS

      SAN RAMON, Calif., May 2, 2003 - ChevronTexaco Corp. today reported net income of $1.9 billion ($1.81 per share - diluted) for the first quarter 2003, compared with $725 million ($0.68 per share - diluted) in the year-ago period.

      First quarter 2003 results included net charges of $196 million ($0.18 per share - diluted) for the cumulative effect of accounting principle changes, primarily relating to a new accounting standard for recognizing asset retirement obligations. Income before the accounting changes was $2.1 billion ($1.99 per share - diluted).

      Special charges of $39 million and $206 million were also included in the 2003 and 2002 quarters, respectively.

                                EARNINGS SUMMARY

                                                            THREE MONTHS ENDED
                                                                  MARCH 31
                                                           --------------------
Millions of Dollars                                          2003         2002
-------------------                                        -------      -------
Income Before Cumulative Effect of Changes in
     Accounting Principles - By Major Operating Area(1,2)
         Exploration and Production                        $ 1,973      $ 1,141
         Refining, Marketing and Transportation                315          (61)
         Chemicals and Other                                  (172)        (355)
                                                           -------      -------
           Total                                             2,116          725
Cumulative Effect of Changes in Accounting Principles         (196)          --
                                                           -------      -------
             Net Income(1,2)                               $ 1,920      $   725
                                                           =======      =======
           (1) Includes special charges                    $   (39)     $  (206)
           (2) Includes foreign currency (losses) gains    $   (45)     $   124

      "The first quarter's financial results were the best since our merger in late 2001," said Chairman and CEO Dave O'Reilly. "Earnings for exploration and production benefited in the period



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
                                      -2-



from strong crude oil and natural gas prices, while refining and marketing experienced improving margins worldwide from very weak prior periods.

      "Our merger integration activities are complete, and as part of the profit improvement this quarter we saw significant savings from merger-related synergies," O'Reilly added. "Strong operating cash flows helped reduce our debt ratio to 32 percent."

      O'Reilly also cited several other milestones achieved in the exploration and production business in recent months. Included were project-owner approvals for the first phase of development in the Benguela, Belize, Lobito and Tomboco fields in Angola's deepwater Block 14; the approval of the next major expansion of production capacity by the company's Tengizchevroil affiliate in Kazakhstan; and the initial manufacturing of synthetic crude oil products at the fully integrated mining and upgrading project at the Athabasca oil sands in Alberta, Canada.

      The company's focused efforts on exploration also continued to show positive results in areas in which ChevronTexaco holds leading acreage positions. Successful appraisal wells were drilled in recent months at the:

      - Tahiti prospect in the Gulf of Mexico - the site of one of the largest discoveries ever in the Gulf's deepwater history,

      - Nnwa and Usan discoveries in Nigeria - two of several deepwater successes in the company's West Africa portfolio, and

      - Jansz Field in Australia - the largest natural gas discovery ever in Australian waters.

      "These and other operational highlights complement our longer-term initiatives to employ rigorous capital discipline and improve the company's overall financial returns relative to our competitors," O'Reilly said. "Part of the improvement in financial returns will come through a high-grading of the post-merger asset portfolio. Besides the asset dispositions announced already this year, we expect to finalize and communicate other asset-sale and restructuring plans as the year progresses."

      O'Reilly added, "Taken together, the first quarter financial results, our recent operational successes and the longer-term initiatives combine to underscore our company's solid foundation and the significant potential to create value for our stockholders."

      In providing additional detail on the primary factors affecting the more than $800 million improvement in upstream earnings, O'Reilly said the company's average U.S. liquids sales price in the quarter was up over $12 per barrel to slightly more than $29. Internationally, the average price increased almost $11 per barrel to nearly $30. The average 2003 natural gas sales price in the United States increased over 150 percent to $5.85 per thousand cubic feet. Internationally, the average price rose 20 percent from the year-ago quarter to $2.64 per thousand cubic feet.

      Partially offsetting the benefits of higher prices was an approximate 5 percent decline in oil-equivalent production between periods. More than half of the net change was the result of lower liquids

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
                                      -3-


production in the Indonesian operations, primarily due to the effect of higher prices on cost-oil recovery volumes under production-sharing arrangements and the expiration of a production-sharing agreement in the third quarter 2002. Production was also lower in the United States, reflecting normal field declines and production deemed uneconomic to restore following storm damages in the Gulf of Mexico last year. Lower production in Angola resulted from the planned shut-in of the Kuito Field for a major upgrade that was completed during March.

      The company's equity production was marginally lower in the first quarter of this year as a result of civil unrest late in the period in Nigeria and during most of the quarter in Venezuela. Production was significantly lower at the Boscan Field in Venezuela; however, ChevronTexaco operates under a service agreement at this field and the associated production volumes are not part of the company's equity production. As a result of exceptional efforts by company employees, production was restored in Venezuela before the end of March to levels that were in place prior to the nationwide labor strike. After improved security was in effect in Nigeria, employees moved quickly in early April to re-establish much of the production that had been shut in.

      Sales and other operating revenues in the first quarter were $31 billion, up 47 percent from the 2002 period, primarily on higher crude oil, natural gas and refined product prices.

      Foreign currency losses included in the 2003 income were $45 million, compared with gains of $124 million in the year-ago period. The change was primarily attributable to fluctuations of the value of the Argentine peso against the U.S. dollar.

                           EXPLORATION AND PRODUCTION

      U.S. EXPLORATION AND PRODUCTION

                                                            THREE MONTHS ENDED
                                                                 MARCH 31
                                                           --------------------
Millions of Dollars                                         2003         2002
-------------------                                        -------      -------
Income Before Cumulative Effect of Change in
      Accounting Principle                                 $ 1,016      $   304
Cumulative Effect of Accounting Change                        (350)          --
                                                           -------      -------
             Segment Income                                $   666      $   304
                                                           =======      =======

      U.S. exploration and production income before the cumulative-effect accounting adjustment was $1.0 billion, up more than $700 million mainly as a result of higher sales prices for crude oil and natural gas. The favorable price effects were partially offset by lower crude oil and natural gas production.

      Net oil-equivalent production declined 6 percent, or about 66,000 barrels per day, from the 2002 quarter, primarily due to normal field declines. The net liquids production component was down 7 percent to 577,000 barrels per day. Net natural gas production averaged 2.365 billion cubic feet per day, down 6 percent. Included in the overall decline were approximately 10,000 to 15,000 oil-

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
                                      -4-


equivalent barrels per day of production deemed uneconomic to restore following storm damage in the Gulf of Mexico in the second half of 2002.

               INTERNATIONAL EXPLORATION AND PRODUCTION

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                        ----------------------
Millions of Dollars                                      2003           2002
-------------------                                     -------        -------
Income Before Cumulative Effect of Change in
      Accounting Principle(1)                           $   957        $   837
Cumulative Effect of Accounting Change                      145             --
                                                        -------        -------
             Segment Income(1)                          $ 1,102        $   837
                                                        =======        =======
(1) Includes foreign currency (losses) gains            $   (46)       $   147

      International exploration and production income before the cumulative-effect accounting adjustment was 14 percent higher than the year-ago quarter, due mainly to higher sales prices for crude oil and natural gas. Partially offsetting this benefit were unfavorable foreign currency effects and higher exploration expenses.

      Net oil-equivalent production decreased 5 percent compared with the year-ago period. The net liquids component of production declined 110,000 barrels per day to 1,246,000 barrels per day. The largest decrease was in Indonesia, down approximately 85,000 barrels per day and was primarily due to the effect of higher prices on cost-oil recovery volumes under production-sharing terms and the expiration of a production sharing agreement in the third quarter 2002.

      Net natural gas production rose 10 percent to 2.141 billion cubic feet per day. The larger production increases occurred in the Philippines and Kazakhstan.

      Earnings for the quarter included net foreign currency losses of $46 million, primarily in Canada, Argentina and Australia. Gains of $147 million in the 2002 quarter resulted mainly from the devaluation of the Argentine peso.

                     REFINING, MARKETING AND TRANSPORTATION

      U.S. REFINING, MARKETING AND TRANSPORTATION

                                                             THREE MONTHS ENDED
                                                                  MARCH 31
                                                            -------------------
  Millions of Dollars                                        2003          2002
---------------------                                       -----         -----
Segment Income (Losses)                                     $  70         $(154)
                                                            =====         =====

      U.S. refining, marketing and transportation earnings of $70 million improved $224 million from the 2002 quarter on stronger industry margins late in the quarter, primarily for the company's West Coast operations.

      The quarter's average refined product sales price increased 66 percent to $44.28 per barrel. Refined product sales volumes declined 11 percent to 1,384,000 barrels per day. Branded gasoline sales volumes declined 6 percent from the year-ago quarter to 538,000 barrels per day. The lower

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
                                      -5-


refined product sales mainly reflected weakened demand for gasoline in the company's primary marketing areas and a decline in supply sales of diesel and jet fuels.

      INTERNATIONAL REFINING, MARKETING AND TRANSPORTATION

                                                            THREE MONTHS ENDED
                                                                 MARCH 31
                                                           --------------------
  Millions of Dollars                                      2003            2002
---------------------                                      -----          -----
Segment Income(1,2)                                        $ 245          $  93
                                                           =====          =====
(1) Includes special charge                                $ (39)         $  --
(2) Includes foreign currency losses                       $ (18)         $ (19)

      International refining, marketing and transportation earnings nearly tripled from the year-ago quarter to $245 million. The improvement reflects stronger refined product margins in most of the company's operating areas and higher freight rates for the shipping operations.

      Total refined product sales volumes of 2,329,000 barrels per day in the first quarter 2003 were up about 10 percent compared with the 2002-quarter. This improvement reflected an increase in supply sales of gasolines and distillates in the United Kingdom, additional trading sales of residual fuel oil in Latin America and Asia and higher sales of military-grade jet fuels.

      First quarter 2003 results include a special-item charge of $39 million for the company's share of losses from asset sales by an equity affiliate.

                                    CHEMICALS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31
                                                              -----------------
  Millions of Dollars                                          2003        2002
-----------------------                                       -----        ----
Segment Income(1)                                              $  3        $ 15
                                                               ====        ====
(1) Includes foreign currency gains (losses)                   $  3        $ (1)

      Chemical operations earned $3 million, compared to $15 million in the 2002 quarter. The decline was mainly attributable to higher losses by the company's 50 percent-owned Chevron Phillips Chemical Company LLC affiliate in 2003. Product margins for the affiliate decreased between periods, as the increase in feedstock and utility costs, resulting from higher natural gas prices, outpaced the increase in selling prices. Profits for the company's Oronite subsidiary were flat between periods.

                                    ALL OTHER

                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              -----------------
Millions of Dollars                                            2003       2002
-------------------                                           ------      -----
Net Segment Charges Before Cumulative                          $(175)     $(370)
        Effect of Change in Accounting Principles(1,2)
Cumulative Effect of Accounting Changes                            9         --
                                                               -----      -----
             Net Segment Charges(1,2)                          $(166)     $(370)
                                                               =====      =====
   (1) Includes special charges                                $  --      $(206)
   (2) Includes foreign currency gains (losses)                $  16      $  (3)


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
                                      -6-



      All Other consists of the company's interest in Dynegy, coal mining operations, power and gasification businesses, worldwide cash management and debt financing activities, corporate administrative costs, insurance operations, real estate activities and technology companies.

      Net segment charges before the cumulative-effect accounting adjustments were $175 million, compared with $370 million in the year-ago quarter. Included in the 2002 results were charges of $206 million for merger-related expenses and the company' share of a write-down by its Dynegy affiliate. Excluding these items and the 2003 cumulative effect of accounting changes, 2003 net charges were essentially flat compared with last year.

                      CAPITAL AND EXPLORATORY EXPENDITURES

      Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $1.541 billion in the first quarter 2003, compared with $2.150 billion in last year's first quarter. Included in the first quarter 2002 were expenditures of approximately $600 million for the acquisitions of assets previously leased and an additional investment in an affiliate. About 55 percent of the 2003 expenditures were for international exploration and production projects.

#  #  #
5/2/03

                                     NOTICE

THE CONFERENCE CALL TO DISCUSS CHEVRONTEXACO'S FIRST QUARTER 2003 EARNINGS WILL TAKE PLACE ON FRIDAY, MAY 2, 2003, AT 8:00 A.M. PDT. THE CONFERENCE CALL WILL BE AVAILABLE IN A LISTEN-ONLY MODE TO INDIVIDUAL INVESTORS, MEDIA AND OTHER INTERESTED PARTIES ON CHEVRONTEXACO'S WEB SITE AT WWW.CHEVRONTEXACO.COM UNDER THE "INVESTOR RELATIONS" HEADING. ADDITIONAL FINANCIAL AND OPERATING INFORMATION IS CONTAINED IN THE INVESTOR RELATIONS SUPPLEMENT THAT IS AVAILABLE UNDER "FINANCIAL REPORTS" ON THE WEBSITE.

CHEVRONTEXACO WILL POST SELECTED SECOND QUARTER 2003 INTERIM COMPANY AND INDUSTRY PERFORMANCE DATA ON ITS WEBSITE ON WEDNESDAY, JUNE 25, 2003, AT 2:00 P.M. PDT. INTERESTED PARTIES MAY VIEW THIS INTERIM DATA AT WWW.CHEVRONTEXACO.COM UNDER THE "INVESTOR RELATIONS" HEADING.

          CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
               FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      This press release of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco's operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; future developments in the energy-trading business sector and their effects on the operations of the company and its Dynegy affiliate; Dynegy's ability to successfully execute its recapitalization and restructuring plans; inability or failure of the company's joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential

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
                                      -7-


disruption or interruption of the company's production or manufacturing facilities due to accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); and potential liability resulting from pending or future litigation. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

                                     -MORE-

                CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW -1-
                 (MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF INCOME
--------------------------------                                               THREE MONTHS
         (unaudited)                                                          ENDING MARCH 31
                                                                        ---------------------------
REVENUES AND OTHER INCOME                                                   2003            2002
                                                                        -----------     -----------
   Sales and other operating revenues (1)                               $    30,652     $    20,844
   Income from equity affiliates                                                265             112
   Other income                                                                  48             199
                                                                        -----------     -----------
                                                                             30,965          21,155
                                                                        -----------     -----------
COSTS AND OTHER DEDUCTIONS
   Purchased crude oil and products                                          18,275          11,813
   Operating expenses                                                         1,938           1,752
   Selling, general and administrative expenses                               1,009             863
   Exploration expenses                                                         155              85
   Depreciation, depletion and amortization                                   1,242           1,205
   Merger-related expenses (2)                                                   --             183
   Taxes other than on income (1)                                             4,330           3,780
   Interest and debt expense                                                    130             147
   Minority interests                                                            22              12
                                                                        -----------     -----------
                                                                             27,101          19,840
                                                                        -----------     -----------
INCOME BEFORE INCOME TAX EXPENSE                                              3,864           1,315
   Income tax expense                                                         1,748             590
                                                                        -----------     -----------
INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGES IN ACCOUNTING PRINCIPLES                                           2,116             725
   Cumulative effect of changes in accounting principles, net of tax           (196)             --
                                                                        -----------     -----------
NET INCOME                                                              $     1,920     $       725
                                                                        ===========     ===========

PER-SHARE AMOUNTS
   INCOME BEFORE CUMULATIVE EFFECT OF
     CHANGES IN ACCOUNTING PRINCIPLES - BASIC                           $      1.99     $      0.68
                                      - DILUTED                         $      1.99     $      0.68
   NET INCOME                         - BASIC                           $      1.81     $      0.68
                                      - DILUTED                         $      1.81     $      0.68
   DIVIDENDS                                                            $      0.70     $      0.70

AVERAGE COMMON SHARES OUTSTANDING (000'S)

                                      - BASIC                             1,062,017       1,060,080
                                      - DILUTED                           1,063,600       1,062,010

NET INCOME BY MAJOR OPERATING AREA                                           THREE MONTHS
----------------------------------                                          ENDING MARCH 31
          (unaudited)                                                   -----------------------
                                                                          2003            2002
                                                                        -------         -------
Exploration and Production
   United States                                                        $   666         $   304
   International                                                          1,102             837
                                                                        -------         -------
     Total Exploration and Production                                     1,768           1,141
                                                                        -------         -------
Refining, Marketing and Transportation

   United States                                                             70            (154)
   International                                                            245              93
                                                                        -------         -------
     Total Refining, Marketing and Transportation                           315            (61)
                                                                        -------         -------
Chemicals                                                                     3              15
All Other(3)                                                               (166)           (370)
                                                                        -------         -------
NET INCOME                                                              $ 1,920         $   725
                                                                        =======         =======

(1)   Includes consumer excise taxes                                    $ 1,691         $ 1,688

(2) Includes before-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.

(3) Includes the company's interest in Dynegy Inc., coal mining operations, power and gasification businesses, corporate administrative costs, worldwide cash management and debt financing activities, technology companies, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

                  CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW
                              (MILLIONS OF DOLLARS)

                                                                                                              THREE MONTHS
SPECIAL ITEMS INCLUDED IN NET INCOME *                                                                        ENDING MARCH 31
--------------------------------------                                                                  ---------------------------
        (unaudited)                                                                                      2003                  2002
                                                                                                        -----                 -----
International Downstream
     Loss on sale of investments by an equity affiliate                                                 $ (39)                   $-
All Other (1)
     Share of Dynegy asset write-down                                                                      --                   (74)
     Merger-related expenses (2)                                                                           --                  (132)
                                                                                                        -----                 -----
        Total Special Items                                                                             $ (39)                $(206)
                                                                                                        =====                 =====

* Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods as well as help distinguish the underlying trends for the company's businesses.

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
 IN ACCOUNTING PRINCIPLES - BY MAJOR OPERATING AREA                                                            THREE MONTHS
----------------------------------------------------                                                          ENDING MARCH 31
           (unaudited)                                                                                  ---------------------------
                                                                                                          2003                2002
                                                                                                        -------             -------
Exploration and Production
     United States                                                                                      $ 1,016             $   304
     International                                                                                          957                 837
                                                                                                        -------             -------
       Total Exploration and Production                                                                   1,973               1,141
                                                                                                        -------             -------
Refining, Marketing and Transportation
     United States                                                                                           70                (154)
     International                                                                                          245                  93
                                                                                                        -------             -------
       Total Refining, Marketing and Transportation                                                         315                 (61)
                                                                                                        -------             -------
Chemicals                                                                                                     3                  15
All Other (1)                                                                                              (175)               (370)
                                                                                                        -------             -------
        INCOME BEFORE CUMULATIVE EFFECT

         OF CHANGES IN ACCOUNTING PRINCIPLES                                                              2,116                 725

Cumulative effect of changes in accounting principles
     United States Exploration and Production                                                              (350)                 --
     International Exploration and Production                                                               145                  --
     All Other                                                                                                9                  --
                                                                                                        -------             -------
        Total cumulative effect of changes in accounting principles                                        (196)                 --
        NET INCOME                                                                                      $ 1,920             $   725
                                                                                                        =======             =======



FOREIGN CURRENCY (LOSSES) GAINS                                                                         $   (45)            $   124
                                                                                                        =======             =======

SELECTED BALANCE SHEET ACCOUNT DATA                                                               MAR. 31, 2003        DEC. 31, 2002
                                                                                                  -------------        -------------
                                                                                                    (unaudited)
Cash, cash equivalents and marketable securities                                                        $ 4,564             $ 3,781
Total assets                                                                                            $81,302             $77,359
Total debt                                                                                              $15,293             $16,269
Shareholders' equity                                                                                    $32,813             $31,604


(1) Includes the company's interest in Dynegy Inc., coal mining operations, power and gasification ventures, corporate administrative costs, worldwide
      Cash management and debt financing activities, technology investments, real estate and insurance activities and expenses connected with the merger (merger-related expenses).

(2) Includes after-tax cost of employee severance and other benefits associated with workforce reductions, professional service fees, employee and office relocations, facility closure costs, etc.


                  CHEVRONTEXACO CORPORATION - FINANCIAL REVIEW

                                                                                                              THREE MONTHS
CAPITAL AND EXPLORATORY EXPENDITURES (1)                                                                     ENDING MARCH 31
------------------------------------                                                                 -------------------------------
         (millions of dollars)                                                                        2003                     2002
                                                                                                     ------                   ------
UNITED STATES
   Exploration and Production                                                                        $  347                   $  375
   Refining, Marketing and Transportation                                                               120                      110
   Chemicals                                                                                             17                       27
   Other                                                                                                 69                      326
                                                                                                     ------                   ------
     TOTAL UNITED STATES                                                                                553                      838
                                                                                                     ------                   ------

INTERNATIONAL
   Exploration and Production                                                                           845                    1,155
   Refining, Marketing and Transportation                                                               136                      152
   Chemicals                                                                                              4                        3
   Other                                                                                                  3                        2
                                                                                                     ------                   ------
     TOTAL INTERNATIONAL                                                                                988                    1,312
                                                                                                     ------                   ------
     WORLDWIDE                                                                                       $1,541                   $2,150
                                                                                                     ======                   ======


                                                                                                               THREE MONTHS
OPERATING STATISTICS (1)                                                                                      ENDING MARCH 31
--------------------                                                                                  ------------------------------
NET LIQUIDS PRODUCTION (MB/D):                                                                        2003                     2002
                                                                                                      -----                    -----
   United States                                                                                        577                      619
   International (2)                                                                                  1,246                    1,356
                                                                                                      -----                    -----
     WORLDWIDE                                                                                        1,823                    1,975
                                                                                                      =====                    =====

NET NATURAL GAS PRODUCTION (MMCF/D):

   United States                                                                                      2,365                    2,509
   International                                                                                      2,141                    1,948
                                                                                                      -----                    -----
     WORLDWIDE                                                                                        4,506                    4,457
                                                                                                      =====                    =====

SALES OF REFINED PRODUCTS (MB/D):

   United States                                                                                      1,384                    1,557
   International                                                                                      2,329                    2,112
                                                                                                      -----                    -----
     WORLDWIDE                                                                                        3,713                    3,669
                                                                                                      =====                    =====

REFINERY INPUT (MB/D):

   United States                                                                                        835                      868
   International                                                                                      1,078                    1,167
                                                                                                      -----                    -----
     WORLDWIDE                                                                                         1,913                   2,035
                                                                                                      =====                    =====


(1) Includes interest in affiliates
(2) Excludes other produced volumes:
         - Under operating service agreements (MB/D)                                                     75                       96
         - From oil sands (MB/D)                                                                          1                       --